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Exhibit 99.1

                               NORTH FORK BANCORP
   275 Broadhollow Road, Melville, NY 11747 (631) 844-1258 FAX (631) 844-1471


FOR IMMEDIATE RELEASE                                   Contact: Daniel M. Healy
                                                        Executive Vice President
                                                        Chief Financial Officer
                                                        (631) 844-1258


            NORTH FORK BANCORP ANNOUNCES BALANCE SHEET RESTRUCTURING, COMMON SHARE REPURCHASE AND REGULAR QUARTERLY CASH DIVIDEND


Melville, N.Y. - June 24, 2003 - North Fork Bancorporation, Inc. (NYSE: NFB) the Board of

Directors approved the following action:



Balance Sheet Restructuring and the Related Impact on Operating Results
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         During the past several years, we believed it prudent to periodically take advantage of prevailing economic conditions by leveraging excess capital through the purchase of mortgage-backed securities, funded by short-term borrowings. This strategy has generated approximately $150 million in capital since 2000. An economic recovery will result in increases in long-term interest rates thereby exposing the securities portfolio, as currently configured, to potential unrealized losses and extension risk.

         Accordingly, we have elected to reduce the securities portfolio by approximately $2.5-$3.0 billion with a combination of sales and portfolio cash flows by December 31, 2003. Sales during the second quarter will approximate $800 million, resulting in associated losses of approximately $2 million during the quarter. Securities proceeds will be used to reduce short term borrowings. We also have restructured $1 billion in certain longer-term borrowings, which will result in a charge of approximately $11 million in the second quarter of 2003. We anticipate that the debt restructuring will reduce related borrowing costs by approximately $4-$5 million during the third quarter 2003 alone, improving the net interest margin.



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Economic and Current Operating Environment and Trends
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         The weak economic environment and FRB actions over the past three years have resulted in historically low interest rates. Although this trend was initially positive, the sustained nature of low interest rates has, and will continue, to compress net interest margins for the banking industry. We believe that the economy is positioned for a near term recovery, creating a bias toward higher long-term interest rates as opposed to further significant declines. We are beginning to see early indications of improved economic activity in the tri-state area as evidenced by double digit growth in both loans and deposits in the second quarter of 2003. Loan quality remains excellent. We anticipate these positive trends to continue throughout the remainder of 2003.

Operating Results
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         Management anticipated achieving the IBES mean earnings estimate for the second quarter of 2003. However, the $11 million charge from restructuring approximately $1 billion of borrowings and the $2 million loss from the sale of $800 million in securities, as described above, will offset second quarter gains from sales of securities and facilities totaling approximately $13 million. We anticipate the second quarter net interest margin to range from 3.95% to 4.05% with a corresponding return on average equity of approximately 25%. As a result, fully diluted earnings per share for the second quarter will range from $.60 to $.62 cents per share.

Loans
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         The loan portfolio has grown at an annualized rate of approximately 15%
thus far in the second quarter. Growth has been experienced in all categories other than residential loans. However, portfolio yields continue to decline as new originations and repricings occur at market rates. Credit quality remains strong, and both nonperforming assets and net charge-offs are expected to be consistent with prior levels.


Deposits
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         Core deposits have increased at an annualized rate of 18-20% thus far in the second quarter. This accelerated deposit growth, mostly in the commercial category is enhancing the value of our franchise and will benefit net interest income and margin in the eventuality of rising interest rates.



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Capital Management

         The balance sheet restructuring will protect the integrity of our balance sheet and preserve flexibility, while reducing near term earnings. We manage our capital levels to maximize total shareholder return, while recognizing the requirement to maintain sufficient regulatory capital and a sound risk profile, which was enhanced by these actions. Consequently, the Board of Directors on June 24, 2003 approved an increase of our share repurchase program from the present authorized level of 4 million shares to 8 million shares, representing 5% of current shares outstanding. The Board of Directors also approved a regular quarterly cash dividend of $ .27 cents per share. The dividend will be payable August 15, 2003, to shareholders of record at the close of business July 25, 2003. The market should anticipate future dividend policy to be between 40% - 50% of earnings.

         The execution of this plan will strengthen our financial position and provide heightened prospects for growth. "Our stock has perpetually suffered a reduced price-to-earnings multiple as a result of our wholesale leveraging strategy. Investors should understand that management of the institution is committed to a long-term strategy of protecting and enhancing shareholder value even at the expense of current earnings from time to time" stated John Adam Kanas, Chairman, President and Chief Executive Officer. As a result of the previously described initiatives, we expect that the net interest margin will increase by 15 to 25 basis points going forward. However, it is important to note that future net interest income and margin trends will continue to be dependent upon the magnitude of loan demand, deposit growth and the path of market interest rates. Our future operating results will be impacted by trends in the overall economy.

                                      * * *

This release contains certain forward-looking statements. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand and competition, changes in legislation or regulation, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, regulatory, and technological factors affecting NFB's operations, pricing, products and services. Investors are encouraged to access NFB's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company.



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